UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 28, 2014

XcelMobility Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-54333	98-0561888
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2225 East Bayshore Road, Suite 200 Palo Alto, CA	94303
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 320-1728

Former Name or Former Address, if Changed Since Last Report:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01        Entry into a Definitive Material Agreement

Termination Agreement – Gregory Tse

Effective September 22, 2014, XcelMobility, Inc., a Nevada corporation (the “Company”) entered into a Termination Agreement (the “Termination Agreement”) with Mr. Gregory Tse, pursuant to which the Board Advisory Agreement (the “Advisory Agreement”), dated August 14, 2012, by and between the Company and Mr. Tse shall be terminated upon the resignation of Mr. Tse from the board of directors of the Company. In full satisfaction of all amounts owed to Mr. Tse for his services as a member of the board of directors of the Company, Mr. Tse shall receive 360,000 shares of Company common stock and Ninety Thousand Dollars ($90,000) upon the closing of a debt and/or equity financing by the Company of at least One Million Dollars ($1,000,000).

The foregoing description of the Termination Agreement is qualified in its entirety by reference to the provisions of the Termination Agreement filed as exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Amended and Restated Management Service Agreements

On August 28, 2014, the Company entered into Amended and Restated Management Service Agreements (the “Management Agreements”) with Ron Strauss, Chairman of the board of directors of the Company, Renyan Ge, Chief Executive Officer of the Company and Xili Wang, Chief Financial Officer of the Company (each an “Executive Officer” and collectively, the “Executive Officers”). The Management Agreements provide for indefinite terms of employment and include annual compensation for each of the Executive Officers as set forth below:

Ron Strauss – $180,000; option to purchase 500,000 shares of common stock

Renyan Ge - $180,000; option to purchase 500,000 shares of common stock

Xili Wang - $150,000; option to purchase 250,000 shares of common stock

The term and exercise price for the options to be issued to the Executive Officers will be determined by the board of directors of the Company in accordance with the XcelMobility, Inc. 2013 Equity Incentive Plan.

In addition, the Executive Officers have the right to receive shares of common stock of the Company in lieu of their respective base salaries, at a price per share equal to the lower of (i) the lowest publicly traded share price for the Company’s common stock during the thirty (30) days prior to such issuance, or (ii) the per share price paid by a third party investor during the prior twelve (12) months for shares of the Company’s common stock. The number of shares of common stock to be received by an Executive Officer in lieu of base salary shall equal an amount that is twice the amount of accrued and unpaid base salary for such Executive Officer. For each share of common stock to be received by an Executive Officer in lieu of base salary, such Executive Officer shall receive an option to purchase ten (10) shares of common stock at the same valuation as the shares received in lieu of base salary. The Executive Officers shall be eligible for an annual bonus to be determined by the board of directors of the Company.

The Management Agreements may be terminated by the Company at any time. If such termination is without cause, the Executive Officer is entitled to certain severance payments. If the Company undergoes a change in control (as defined in the Management Agreements) and any Executive Officer is terminated within eighteen (18) months of such change in control, such Executive Officer is entitled to a lump sum payment of eighteen (18) months’ base salary, an additional bonus payment and full vesting of any outstanding options and restricted stock. The Executive Officers may terminate their Management Agreement upon two (2) months’ written notice to the Company.

Pursuant to the terms of the Management Agreements, the Executive Officers are subject to standard confidentiality restrictions and a non-competition provision which survives for six (6) months following termination.

The foregoing description of the Management Agreements is qualified in its entirety by reference to the provisions of the Management Agreements filed as exhibits 10.2, 10.3 and 10.4 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 1.02        Termination of a Material Definitive Agreement

The disclosure set forth under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item.

Section 5 – Corporate Governance and Management

Item 5.02.         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Director

Effective September 22, 2014, Mr. Gregory Tse resigned as a member of the board of directors of the Company. There were no disagreements with the Company relating to Mr. Tse’s resignation, and no correspondence was provided by Mr. Tse concerning the circumstances surrounding his resignation. Mr. Tse has been provided with a copy of these disclosures and has not objected to anything contained herein.

The disclosure set forth under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item.

Material Compensatory Plan

The disclosure set forth under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item.

Section 9 – Financial Statements and Exhibits

Item 9.01        Financial Statements and Exhibits

10.1	Termination Agreement, dated September 22, 2014, between XcelMobility, Inc. and Gregory Tse.
10.2	Amended and Restated Management Service Agreement, dated August 28, 2014, between XcelMobility and Ron Strauss.
10.3	Amended and Restated Management Service Agreement, dated August 28, 2014, between XcelMobility and Renyan Ge.
10.4	Amended and Restated Management Service Agreement, dated August 28, 2014, between XcelMobility and Xili Wang.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XcelMobility Inc.,
a Nevada Corporation

Dated: September 30, 2014	/s/ Renyan Ge
Renyan Ge
Chief Executive Officer